                                    FORM S-8/S-3


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                         The Providence Journal Company
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Delaware                                         05-0481966
-------------------------------               ---------------------------------
(State or other jurisdiction of                          I.R.S. Employer
incorporation or organization)                          Identification No.


          75 Fountain Street, Providence, RI                    02902
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                        (Zip Code)





                         The Providence Journal Company
                         ------------------------------
                      1994 Employee Stock Option Plan and
                      ------------------------------------
                  1994 Non-Employee Director Stock Option Plan
                  --------------------------------------------
                           (Full title of the plans)


                             John L. Hammond, Esq.
                             Vice President - Legal
              The Providence Journal Company, 75 Fountain Street,
                             Providence, RI  02902
--------------------------------------------------------------------------------
                    (Name and address of agent for service)


                                 (401) 277-7031
--------------------------------------------------------------------------------
         (Telephone number, including area code, of agent for service)


                                with a copy to:


                   Laura N. Wilkinson, Esq., Edwards & Angell
                2700 Hospital Trust Tower, Providence, RI  02903

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                           Proposed   Proposed
Title of                   maximum    maximum
securities                 offering   aggregate    Amount of
to be        Amount to be  price per  offering     registration
registered   registered    share      price*       fee
--------------------------------------------------------------------------------
Class A          4,150       *        $11,751,092  $4,053
Common Stock,   shares
$1.00 par
value
--------------------------------------------------------------------------------



 * Computed pursuant to Rule 457(h)(1), based upon the exercise price of options previously granted (637 options granted times the exercise price of $662 plus 834 options granted times the exercise price of $5,072) plus the book value of options not granted on the date hereof (2,679 options times $2,650, the book value of the Class A Common Stock).


                                   PROSPECTUS
                                   ----------

                                   1,043 Shares

                         THE PROVIDENCE JOURNAL COMPANY

                              Class A Common stock

                                $1.00 Par Value


                                  THE OFFERING


        This Prospectus relates to 1,043 shares of Class A Common Stock, $1.00 par value, of The Providence Journal Company (the "Corporation") purchased or which may be purchased by executive officers and directors of the Corporation (the "Selling Stockholders") pursuant to stock options granted under stock option plans of the Corporation and its predecessors (the "Plans"). Specific information as to the Selling Stockholders may be found on pages 3 and 4 of this Prospectus. The Corporation has been informed that said 1,043 shares of Common Stock may be offered from time to time publicly by the Selling Stockholders through one or more transactions on a national securities exchange, in the over-the-counter market or through one or more brokers. The shares will be offered at prices prevailing at the time of sale.

        The Selling Stockholders and anyone effecting sales on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and commissions or discounts given may be regarded as underwriting commissions or discounts under said Act.

        The Corporation will not receive any of the proceeds from sales by the Selling Stockholders.

                         ___________________________

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
        ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ___________________________

                The date of this Prospectus is November 1, 1995

                             AVAILABLE INFORMATION

    The Corporation is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Corporation can be inspected and copied at the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (Suite 1300, Seven World Trade Center, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. This Prospectus does not contain all information set forth in the Registration Statement and exhibits thereto which the Corporation has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), which may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees, and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by the Corporation are incorporated in this Prospectus by reference:

        1. The portions of the Corporation's Joint Proxy Statement-Prospectus dated August 31, 1995 relating to the Corporation, Providence Journal Company and King Holding Corp. Such Joint Proxy Statement-Prospectus is included in the Corporation's Registration Statement on Form S-4 (No. 33-57479).

        2.  The Corporation's Current Report on Form 8-K dated October 5, 1995.

        3. The description of the Class A Common Stock contained in the Corporation's Registration Statement on Form 8-A dated September 29, 1995 and any amendment or report filed for the purpose of updating such description.

    Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

    All documents filed with the Commission by the Corporation pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering of the Common Stock offered hereby are incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN (OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS). WRITTEN REQUESTS SHOULD BE MAILED TO THE LEGAL DEPARTMENT, THE PROVIDENCE JOURNAL COMPANY, 75 FOUNTAIN STREET, PROVIDENCE, RHODE ISLAND 02902, ATTENTION:
JOHN L. HAMMOND, VICE PRESIDENT-LEGAL.  TELEPHONE REQUESTS MAY BE DIRECTED TO
(401) 277-7031.


                         THE PROVIDENCE JOURNAL COMPANY

        The executive office of the Corporation is located at 75 Fountain Street, Providence, Rhode Island 02902. The Corporation's telephone number is
(401) 277-7000.

                              SELLING STOCKHOLDERS

        Set forth below is information as to the Selling Stockholders, the number of shares of Common Stock of the Corporation beneficially owned, the number of shares which may be offered as set forth on the cover of this Prospectus (assuming all options are vested and exercised) and the number of shares to be owned after completion of the offering assuming all shares are sold.


                                             Number of        Number of
Name and                 Number of Shares    Shares Which     Shares to Be
Position with            of Common Stock     May Be           Owned After
the Corporation          Owned (1)           Offered (2)      Offering (3)
---------------          ----------------    ------------     ------------
Stephen Hamblett (4)         414                300             376
Chairman of the
Board, Chief
Executive Officer,
Publisher and
Director

Trygve E. Myhren             132                230             103
President, Chief
Operating Officer
and Director

                                                    Number of        Number of
Name and                        Number of Shares    Shares Which     Shares to Be
Position with                   of Common Stock     May Be           Owned After
the Corporation                 Owned (1)           Offered (2)      Offering (3)
---------------                 ----------------    ------------     ------------
F. Remington Ballou (5)                 46               10                 41
Director

Henry P. Becton, Jr.                    14               10                  9
Director

Fanchon M. Burnham (6)                 370               10                365
Director

Peter B. Freeman (7)                   316               10                311
Director

Benjamin P. Harris III (8)              47               10                 42
Director

John W. Rosenblum                       14               10                  9
Director

Henry D. Sharpe, Jr. (9)                19               10                 14
Director

W. Nicholas Thorndike (10)           5,031               10              5,026
Director

John W. Wall (11)                       54               10                 49
Director

Patrick R. Wilmerding (12)             570               10                565
Director

Thomas N. Matlack                        2               47                  0
Vice President-
Finance

John A. Bowers                          26               75                 17
Vice President-
Human Resources

Jack C. Clifford                        86              120                 72
Vice President-
Broadcasting and
Cable Television

                                             Number of        Number of
Name and                 Number of Shares    Shares Which     Shares to Be
Position with            of Common Stock     May Be           Owned After
the Corporation          Owned (1)           Offered (2)      Offering (3)
---------------          ----------------    ------------     ------------
John L. Hammond              3                  35              0
Vice President-
Legal

Joanne L. Yestramski         2                  27              0
Vice President-
Comptroller

Howard G. Sutton             6                  60              1
Vice President-
General Manager

Joel N. Stark                3                  25              0
Vice President-
Publishing Develop-
ment and Marketing

James V. Wyman               9                  10              6
Vice President and
Executive Editor

Harry Dyson                  6                  14              4
Treasurer and
Secretary

-------------------------
(1) Includes shares that the Selling Stockholders have the right to acquire beneficial ownership of within 60 days through the exercise of stock options granted under the Plans.

(2) Includes shares that may be purchased pursuant to stock options granted under the Plans on or before the date of this Prospectus.

(3) Except as noted in the applicable footnote below, none of the Selling Stockholders shall own 1% or more of the Corporation's outstanding shares of Common Stock after completion of the offering. Includes only shares that the Selling Stockholders have not acquired, or will not acquire, pursuant to the Plans.

(4) Mr. Hamblett also owns 148 shares of the Corporations' Class B Common Stock (the "Class B Common Stock").

(5)  Mr. Ballou also owns 24 shares of the Class B Common Stock.

(6) Fanchon M. Burnham owns 109 shares of Common Stock and 147 shares of Class B Common Stock. She serves as a co-trustee of trusts for her brother, which hold 211 shares of Common Stock and 189 shares of Class B Common stock. In addition, Mrs. Burnham's children own a total of 38 shares of Common Stock and 40 shares of Class B Common Stock.

(7)  Mr. Freeman also owns 400 shares of Class B Common Stock.

(8)  Mr. Harris also owns 48 shares of Class B Common Stock.

(9) In addition to the shares shown in the table, Fiduciary Trust Company International holds 2,494 shares of Common Stock and 3,124 shares of Class B Common Stock and acts as trustee under trusts created by Mr. Sharpe and his wife, Peggy Boyd Sharpe, for the benefit of members of the Sharpe family and, in certain cases, designated charitable organizations. Fiduciary Trust Company International shares voting and investment power with Mr. Sharpe's children as to 300 shares of Common Stock; as to all other shares, Fiduciary Trust Company International possesses sole voting and investment power.

(10) W. Nicholas Thorndike owns 134 shares of Common Stock and 108 shares of Class B Common Stock. He holds 29 shares of Common Stock and 44 shares of Class B Common Stock as sole custodian for a member of another family. He is a co-trustee of several trusts for the benefit of members of another family holding 2,482 shares of Common Stock and 3,156 shares of Class B Common Stock. Mr. Thorndike is also one of the Directors of Southland Communications, Inc., which owns 2,416 shares of Common Stock and 2,092 shares of Class B Common Stock. As a result of such relationships, Mr. Thorndike possesses sole or shared voting power or investment power with respect to 13.2% of the Common Stock.

(11) Mr. Wall also owns 72 shares of Class B Common Stock.

(12) Mr. Wilmerding possesses sole or shared voting power or investment power with respect to 1.5% of the Common Stock. Mr. Wilmerding also owns 300 shares of Class B Common Stock.


Under General Instruction C to Form S-8 and Rule 144 promulgated by the Commission under the Securities Act, the Selling Stockholders are deemed to be affiliates of the Corporation. As a result, the volume limitations of such instruction and Rule 144 limit the number of shares which each of the above persons, and any other persons with whom he/she is acting in concert for the purpose of selling the Common Stock, may sell in any three month period to 378 shares of Common Stock.

                                 LEGAL MATTERS

        The validity of shares of Common Stock offered hereby will be passed upon for the Corporation by Edwards & Angell, Providence, Rhode Island. Partners and of counsel attorneys of Edwards & Angell own 106 shares of the Registrant. Benjamin P. Harris, III, a Director of the Corporation, is a partner of Edwards & Angell.

                                    EXPERTS

        The consolidated financial statements and schedule of Providence Journal Company and Subsidiaries as of December 31, 1993 and 1994 and for each of the years in the three-year period ended December 31, 1994 have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP and Deloitte & Touche LLP, independent auditors, incorporated by reference herein, given upon the authority of said firms as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in accounting for income taxes and a change in accounting for postretirement benefits in 1992.

        The consolidated financial statements of King Holding Corp. and subsidiaries as of December 31, 1993 and 1994 and for the period February 25, 1992 to December 31, 1992 and the years ended December 31, 1993 and 1994 incorporated in this prospectus from the Corporation's Joint Proxy Statement-Prospectus dated August 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm as experts in accounting and auditing.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

        The following documents filed with the Securities and Exchange Commission (the "Commission") by the Registrant are incorporated in this Registration Statement by reference:

        1. The portions of the Corporation's Joint Proxy Statement-Prospectus dated August 31, 1995 relating to the Corporation, Providence Journal Company and King Holding Corp. Such Joint Proxy Statement-Prospectus is included in the Registrant's Registration Statement on Form S-4 (No. 33-57479).

        2.  The Registrant's Current Report on Form 8-K dated October 5, 1995.

        3. The description of the Class A Common Stock contained in Registrant's Registration Statement on Form 8-A dated September 29, 1995 and any amendment or report filed for the purpose of updating such description.

        Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

        All documents filed with the Commission by the Registrant pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

        Not applicable

Item 5.  Interests of Named Experts and Counsel.

        The validity of the Common Stock offered hereby has been passed upon for the Registrant by Edwards & Angell, One Hospital Trust Plaza, Providence, Rhode Island 02903. Partners and of counsel attorneys of Edwards & Angell own 94 shares of the Registrant. Benjamin P. Harris, III, a Director of the Registrant, is a partner of Edwards & Angell.

Item 6.  Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law ("DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a Director, officer, employee or agent of Registrant may and, in certain cases, must be indemnified by Registrant against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Registrant. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the Director, officer, employee or agent is liable to Registrant, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

        Article VIII of the Registrant's By-Laws in effect provides that Registrant shall indemnify each person who is or was an officer or Director of Registrant to the fullest extent permitted by Section 145 of the DGCL.

        Section 10 of the Registrant's Certificate of Incorporation provides that no Director of Registrant shall be personally liable to Registrant or its stockholders for monetary damages for breach of fiduciary duty as a Director, except (i) for any breach of the duty of loyalty to Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or knowing violations of law, (iii) for any transaction from which the Director derived an improper personal benefit and (iv) for liability under Section 174 of the DGCL relating to certain unlawful dividends and stock repurchases.

Item 7.  Exemption From Registration Claimed

        Not applicable

Item 8.  Exhibits.

        4(a) -  The Providence Journal Company 1994 Employee Stock Option Plan

        4(b) - The Providence Journal Company 1994 Non-Employee Director Stock Option Plan

        4(c) - Restated Articles of Incorporation, as amended, and By-laws of the Registrant (incorporated by reference to Exhibits 1 and 2 of the Registrant's Form 8-A dated September 29, 1995)

        5    -  Opinion of Edwards & Angell re: legality

       23(a) -  Consent of KPMG Peat Marwick LLP

       23(b) -  Independent Auditors' Consent - Deloitte & Touche LLP

       23(c) -  Consent of Edwards & Angell (included in Exhibit 5)

       24    -  Powers of Attorney (included on signature pages to this
                Registration Statement)

Item 9.  Undertakings.

   The undersigned Registrant hereby undertakes:

   1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES AND AMENDMENTS

        Each person whose signature appears below hereby constitutes and appoints the Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer and the Vice President-Legal of the Registrant, or any one of them, acting alone, as his true and lawful attorney-in-fact, with full power and authority to execute in the name, place and stead of each such person in any and all capacities and to file, an amendment or amendments to the Registration Statement (and all exhibits thereto) and any documents relating thereto, which amendments may make such changes in the Registration Statement as said officer or officers so acting deem(s) advisable.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Providence, State of Rhode Island, on October 31, 1995.

                                 THE PROVIDENCE JOURNAL COMPANY


                                 By:  /s/ Stephen Hamblett
                                    ----------------------------------------
                                      Stephen Hamblett
                                      Chairman of the Board
                                      and Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 31, 1995.

   Signatures            Title                     Date
   ----------            -----                     ----
/s/ Stephen Hamblett      Director; Chairman of     October 31, 1995
-----------------------   the Board and Chief
Stephen Hamblett          Executive Officer
                          (principal executive
                          officer)


/s/ Trygve E. Myhren      Director; President and   October 31, 1995
-----------------------   Chief Operating Officer
Trygve E. Myhren


                      (signatures continued on next page)

/s/ Thomas N. Matlack          Vice President-Finance   October 31, 1995
--------------------------     (principal
Thomas N. Matlack              financial officer)


/s/ Joanne L. Yestramski       Vice President-          October 31, 1995
--------------------------     Comptroller (principal
Joanne L. Yestramski           accounting officer)


/s/ F. Remington Ballou        Director                 October 31, 1995
--------------------------
F. Remington Ballou


/s/ Henry P. Becton, Jr.       Director                 October 31, 1995
--------------------------
Henry P. Becton, Jr.


/s/ Fanchon M. Burnham        Director                 October 31, 1995
--------------------------
Fanchon M. Burnham


/s/ Peter B. Freeman           Director                 October 31, 1995
--------------------------
Peter B. Freeman


/s/ Benjamin P. Harris III     Director                 October 31, 1995
--------------------------
Benjamin P. Harris III


/s/ John W. Rosenblum          Director                 October 31, 1995
--------------------------
John W. Rosenblum


/s/ Henry D. Sharpe, Jr.       Director                 October 31, 1995
--------------------------
Henry D. Sharpe, Jr.


/s/ W. Nicholas Thorndike      Director                 October 31, 1995
--------------------------
W. Nicholas Thorndike


/s/ John W. Wall               Director                 October 31, 1995
--------------------------
John W. Wall


/s/ Patrick R. Wilmerding      Director                 October 31, 1995
--------------------------
Patrick R. Wilmerding